UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: November 7, 2016
(Date of earliest event reported)
Align Technology, Inc.
(Exact name of registrant as specified in its charter)
DE	0-32259	94-3267295
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2560 Orchard Parkway, San Jose, CA	95131
(Address of principal executive offices)	(Zip Code)
(408) 470-1000
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers
Departure of Chief Financial Officer and Appointment of New Chief Financial Officer

On November 7, 2016, Align Technology, Inc. (the "Company") announced that David L. White will retire as the Company's Chief Financial Officer effective November 10, 2016. Mr. White will remain employed in a non-executive role until March 1, 2017 in order to, among other things, oversee planning and ERP implementation projects and assist in the transition of his responsibilities.

On November 7, 2016 the Company also announced that John F. Morici has been appointed as Chief Financial Officer of the Company effective November 10, 2016 (the "Start Date").

Mr. Morici, age 49, was an executive at NBC Universal for the past nine years where he held several senior management positions in its Universal Pictures Home Entertainment (“UPHE”) U.S. and Canadian businesses, including chief financial officer, chief operating officer, and most recently, executive vice president and managing director. UPHE is a unit of Universal Pictures, a division of Universal Studios. Universal Studios is part of NBC Universal which is one of the world's leading media and entertainment companies in the development, production and marketing of entertainment, news and information to a global audience. Prior to joining NBC Universal in 2007, Mr. Morici spent eight years in senior financial management positions at GE Healthcare, including CFO for its Diagnostic Imaging and Global Products units. Mr. Morici holds a joint MBA in finance from University of Wisconsin and a Bachelor of Science with Honors, Molecular Biology from University of Wisconsin.

In connection with Mr. Morici’s appointment, on November 7, 2016, the Company and Mr. Morici entered into an employment agreement (the "Employment Agreement"), which provides that Mr. Morici will receive the following compensation and benefits as Chief Financial Officer:

• Annual base salary of $400,000 per year;

• A signing bonus of $150,000 (subject to full repayment if Mr. Morici's employment terminates under certain conditions during his first year of employment and as to a pro rata amount based on the number of months employed if his employment terminates under certain conditions during the second year of his employment);

• A target annual bonus opportunity of 600% of annual base salary;

• Tax neutral temporary housing and relocation benefits (subject to full repayment if Morici’s employment terminates under certain conditions during his first year of employment);

• An equity award of 18,835 restricted stock units ("RSU"), 25% of which shall vest on November 20, 2017, with an additional 25% vesting on each November 20 thereafter for full vesting in four years (subject to Mr. Morici's continued service with us); and
• Eligibility to participate in the Company's benefit programs available to the Company's executive officers.

In addition, Mr. Morici is entitled to certain severance benefits under the Employment Agreement. In the event that Mr. Morici's employment is terminated by the Company other than for death, disability (as defined in the Employment Agreement) or for cause (as defined in the Employment Agreement) or if Mr. Morici should resign for good reason (as defined in the Employment Agreement), Mr. Morici will be eligible to receive a lump sum severance payment equal to 12 months' of his then-current annual base salary.

The Employment Agreement also provides that, if, upon or within 18 months following a change of control (as defined in the Employment Agreement), Mr. Morici's employment is terminated other than for death, disability or for cause or he resigns for good reason, all of Mr. Morici's then-outstanding equity awards will become fully vested. Furthermore, he will receive:
• A lump sum payment equal to 12 months' of his then-current annual base salary;

• A payment equal to the then current year’s target bonus prorated for the number of days employed in the year of termination;

• A payment equal to the greater of (i) 100% of Mr. Morici's target bonus for the fiscal year during which the termination occurs or (ii) the actual annual bonus paid to Mr. Morici for the Company's fiscal year immediately prior to the fiscal year in Mr. Morici 's termination occurs; and

• Reimbursement for COBRA continuation group health insurance coverage for the earlier of (i) 12 month and (ii) the date upon which Mr. Morici commences employment with another employer.
In order to receive any of the severance cash payments under the Employment Agreement, Mr. Morici will be required to execute a customary release of claims in favor of the Company. The Employment Agreement also provides for non-solicitation obligations of Mr. Morici for a 12-month period following the termination of Mr. Morici's employment.

The foregoing description of the terms of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement which will be filed with the Company’s next quarterly report on Form 10-Q.

There are no arrangements or understandings between Mr. Morici and any other persons pursuant to which Mr. Morici was appointed an officer of the Company. Mr. Morici does not have any family relationship with any of the Company's directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Mr. Morici has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K.

The Company issued a press release on November 7, 2016 (the "Press Release") announcing the appointment of Mr. Morici to the Chief Financial Officer role and Mr. White's new role. A copy of the press release is attached as Exhibit 99.1 to this current report on Form 8-K. The information in the press release attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
Press Release of Align Technology, Inc. dated November 07, 2016

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 7, 2016	Align Technology, Inc. By: /s/ Roger E. George Roger E. George Vice President, Corporate and Legal Affairs and General Counsel

Exhibit Index
Exhibit No.	Description
99.1	Press Release of Align Technology, Inc. dated November 07, 2016